 EXHIBIT 23.2

750 Lexington Avenue
New York, NY 10022-1200

Certified Public Accountants	212 750 9100	phone
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CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Novamerican Steel Inc.

We consent to the reference to our firm under the caption “Experts” and to the incorporation in the Registration Statement on Form S-1/A of Novamerican Steel Inc. and Novamerican Steel Finco Inc., pertaining to $315,000,000 of 11.5% Senior Secured Notes due 2015 of Novamerican Steel Finco Inc., of our report dated January 3, 2007, on our audit of the financial statements of Symmetry Holdings Inc. for the period from April 26, 2006 (date of inception) through December 31, 2006.

/s/ Miller, Ellin & Company, LLP
Miller, Ellin & Company, LLP

New York, New York
August 29, 2008